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                                                                    EXHIBIT 5.1


                               KANE KESSLER, P.C.
                           1350 Avenue of the Americas
                               New York, NY 10019





                                  July __, 2002


Jarden Corporation
555 Theodore Fremd Avenue
Rye, New York 10580


          RE:  REGISTRATION STATEMENT ON FORM S-4 OF JARDEN CORPORATION

Ladies and Gentlemen:

         We have acted as special counsel to Jarden Corporation, a Delaware corporation formerly known as Alltrista Corporation (the "Company"), and the Subsidiary Guarantors (as defined below) in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed on behalf of the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") relating to the Company's offer to exchange $150 million aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2012 (the "New Notes"), which is being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its outstanding 9 3/4% Senior Subordinated Notes due 2012, which were issued and sold in a transaction exempt from registration under the Securities Act (the "Old Notes"), all as more fully described in the Registration Statement. The New Notes will be issued under the Company's Indenture (the "Indenture") dated as of April 24, 2002 between the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the "Prospectus") contained in the Registration Statement. Alltrista Newco Corporation, Alltrista Plastics Corporation, Alltrista Unimark, Inc., Alltrista Zinc Products, L.P., Caspers Tin Plate Company, Hearthmark, Inc., Lafayette Steel & Aluminum Corporation, LumenX Corporation, Penn Video, Inc., Quoin Corporation, Tilia, Inc., Tilia Direct, Inc., Tilia International, Inc., TriEnda Corporation and Unimark Plastics, Inc. are collectively referred to as the "Subsidiary Guarantors," and the guarantees by the Subsidiary Guarantors with respect to the New Notes are collectively referred to as the "Guarantees."


         In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission through the date hereof; (ii) the Restated Certificate of Incorporation of the Company, as amended, as currently in effect; (iii) the By-laws of the


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Company, as currently in effect; (iv) the Indenture; (v) the form of the New
Notes; (vi) resolutions of the Board of Directors of the Company and each of the Subsidiary Guarantors relating to, among other things, the issuance and exchange of the New Notes for the Old Notes and the filing of the Registration Statement; and (vii) records of certain of the Company's and Subsidiary Guarantors corporate proceedings as reflected in their respective minute books and other records and documents that we have deemed necessary for purposes of this opinion. We also have examined and relied upon such other documents, corporate records, certificates, instruments and other information, as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also assumed, with respect to any court of a jurisdiction other than New York that may rule on an issue, the choice of New York law as the proper law to govern the New Notes will be, where applicable, given effect by the courts of any jurisdiction other than New York, and applied by such courts in proceedings relating to the New Notes and the Indenture.


         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors, public officials and others.

         Based upon and subject to the foregoing and the statements contained herein, we are of the opinion that:

         1. The issuance and exchange of the New Notes for the Old Notes has been duly authorized by requisite corporate action on the part of the Company.


         2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the New Notes are duly executed and authenticated in accordance with the provisions of the Indenture, and (iii) the New Notes shall have been issued and delivered in exchange for the Old Notes pursuant to the terms set forth in the Prospectus, the New Notes and the Guarantees will be a valid and binding obligation of the Company and the Subsidiary Guarantors, as the case may be, entitled to the benefits of the Indenture and enforceable against the Company and the Subsidiary Guarantors, as the case may be, in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose


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consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


         We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning any law, other than the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or exchange of the New Notes. We also express no opinion as to (i) whether a federal or state court outside New York would give effect to the choice of New York law provided for in the New Notes and Indenture or (ii) the effect on the matters covered by this opinion letter of the laws of any other jurisdiction.

         This opinion letter is limited to the specific legal matters expressly set forth herein, and no opinion is expressed or implied with respect to any matter not expressly stated herein. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations.


                                             Very truly yours,

                                             KANE KESSLER, P.C.



                                             By:____________________________
                                             Robert L. Lawrence
                                             Authorized Signatory